FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES APPOINTS
RICHARD E. WILSON AS PRESIDENT AND CEO

ABILENE, Kan. (February 22, 2010) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK), today announced its Board of Directors has named Richard E. Wilson as President and Chief Executive Officer effective February 22, 2010. Lawrence J. Zigerelli, the President and CEO since July 2008, has resigned.

Wilson has been Principal of Corporate Alliance Group, a management consulting company specializing in marketing, product development, planning, strategy and brand management for the retail and wholesale trade, since 2007.

Previously, Wilson was Senior Vice President, General Merchandise, for BJ’s Wholesale Club, where he was responsible for a $2 billion business including merchandising, marketing, private brand development, global sourcing and club presentation.  Wilson also served as an executive with May Department Stores, the Filene’s division of May, and Macy’s.

Royce Winsten, Chairman of the Board, commented: “We want to thank Larry Zigerelli for his efforts and accomplishments on behalf of Duckwall-ALCO shareholders. We wish him well in his future endeavors.”

“We are very pleased that Rich Wilson is joining us as CEO of Duckwall-ALCO Stores. Rich is a true merchant. His leadership ability together with his expertise in merchandising and retail management is the right skill set to move the Company forward. As a consultant to the Board, Rich has recently completed an analysis of the Company’s merchandising and marketing strategy. As a result, he will hit the ground running and be able to focus the Company’s efforts on improving future performance. We look forward to Rich making a positive impact on our product offerings, service and sales growth in the periods ahead.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional broad line retailer that specializes in meeting the needs of smaller, underserved communities across 23 states, primarily in the central United States. The Company offers an exceptional selection of quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 258 stores, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 109 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:
Donny R. Johnson
Executive Vice President - Chief Financial Officer
785-263-3350 X164
email: djohnson@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-652-6547
email: dhagen@hagenandpartners.com